Exhibit 15.2

CORPORATE GOVERNANCE

THE VALUE OF GOOD CORPORATE GOVERNANCE

Harmony’s corporate governance framework and processes are aimed at fulfilling our obligations to all stakeholders. This moral obligation underlies both our strategy and our values, and is inseparable from our practice of corporate governance.

Our board is tasked with making the decisions necessary to shape Harmony’s strategy and to guide the company to attain its strategic goals. We thus seek particular skills in our board members to enable them to contribute meaningfully to the company. These skills include knowledge of the South African gold mining industry as well as the local and international economy, financial and/or mining expertise, an understanding of socio-economic expectations and knowledge of the legislation and regulations in the jurisdictions in which we operate.

Our values are entrenched in our code of ethics and underpin not only our approach to corporate governance but everything we do, and every decision that we make. Moreover, we expect board members to live our values so that they can lead by example. It is essential that our board makes decisions that are in line with what we believe. Leadership, strategy and our values are interdependent and our approach to corporate governance seeks to ensure this.

The board annually reviews the company’s risks and operational, financial and sustainability performance, and relates these back to strategy at the annual strategy session.

OUR APPROACH TO CORPORATE GOVERNANCE

GOVERNANCE PRACTICES AND REPORTING

The foundation of our corporate governance is compliance with the Companies Act, the requirements of both the Johannesburg Stock Exchange, our primary listing, and the New York Stock Exchange, as well as the King Report on Governance for South Africa and the King Code of Governance Principles (King III) and the related principles of good corporate governance. Harmony also complies voluntarily with the principles of the United Nations Global Compact, International Council on Mining and Metals, the Global Reporting Initiative and the Cyanide Code.

In line with the Johannesburg Stock Exchange Listings Requirements, we apply all 75 principles of King III. Any deviations from the recommendations of King III are specifically mentioned in this report. A detailed King III compliance register can be found on page 155.

Foreign private issuers, such as Harmony, must briefly highlight any significant ways in which their corporate governance practices differ from those followed by United States domestic companies subject to the listing standards of the New York Stock Exchange. A brief summary of the significant differences can be found in our 2014 Form 20-F filed with the United States Securities and Exchange Commission on our website at www.harmony.co.za/investors/reporting/20f.

Our governance structures and processes are reviewed regularly and adapted when necessary to reflect what is happening internally in Harmony as well as to keep up with national and international best practice.

BOARD LEADERSHIP

On our board, the roles of the chairman and chief executive officer are distinct and separate, as governed by the board’s terms of reference and the delegation of authority framework.

Our chairman, Patrice Motsepe, was appointed based on the value he adds to Harmony in this role, as a result of the vital skills he has. Mr Motsepe has served on our board since 2003 and was re-elected as chairman in August 2014. In terms of our succession plan, the chairman is currently seconded by deputy chairman, Modise Motloba, who has held this position since August 2012. As determined in accordance with King III, Mr Motsepe is not considered to be an independent chairman.

As a result, Fikile De Buck was re-appointed by the board as our lead independent non-executive director in August 2014. Her role is in line with the recommendations of King III and she assists the board in managing any actual or perceived conflicts of interests that may arise from the chairman not being independent. Mavuso Msimang was appointed deputy lead independent non-executive director on 5 May 2014.

For more on the members of our board see page 20.

A formal training-needs analysis is conducted annually to ensure board members are appropriately trained with ad hoc training opportunities identified during the year. Formal training on relevant topics is given at each board meeting, while the company secretary provides board members with regular updates on regulatory and industry developments. Our board also takes time to visit our operations and community projects during the year.

No new directors were appointed during the year so there was no need for any inductions.

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CORPORATE GOVERNANCE CONTINUED

APPOINTMENT OF DIRECTORS

The responsibility for board appointments lies with the nomination committee, which recommends all new board appointments and reviews succession plans for directors and management. In line with King III, the board chairman is a member of this committee, and the procedures governing appointments are formal and transparent. While the nomination committee recommends individuals as members of the board, the appointment of board members is considered by the board as a whole, in accordance with its terms of reference. These appointments are, in turn, approved by shareholders.

When making new appointments to the board, Harmony considers the following factors: skills; experience; gender; and demographics. We are satisfied that we currently have an acceptable balance of members and that our non-executive and independent directors have sufficient experience and knowledge among them to carry significant weight in the board’s decision-making process.

Once appointed, directors undergo the company’s board induction programme. Managed by the company secretary, this programme provides new board members with comprehensive company information and governance packs. It also offers directors the opportunity to meet with various management teams and tour the business.

BOARD RESPONSIBILITIES

The board responsibilities are carried out with the company’s best interests in mind. Our board receives sufficient information to ensure objective decision-making, and it is expected to act rationally at all times. Our code of ethics enshrines behaviour that puts the best interests of Harmony ahead of the best interests of individuals. The code of ethics is available at http://www.harmony.co.za/ sustainability/governance#policies

One of the board’s primary functions is to establish management structures and processes that assist in maintaining the sustainability of our business in terms of our financial, social and environmental performance. The board and its committees have work plans in place that allow them to address their responsibilities adequately throughout the year. These work plans are reviewed annually.

Responsible citizenship is core to the company and, through the social and ethics committee, the board ensures we remain a committed, socially responsible corporate citizen. One of the ways in which the board ensures Harmony is a good corporate citizen is by considering and responding to the legitimate expectations of stakeholders. This requires a careful balance between promoting our business interests and protecting our stakeholder relations – it is essential that Harmony remains profitable in order to be able to share these profits with stakeholders. The social and ethics committee receives quarterly reports on stakeholder engagement, which it uses to monitor progress and provide feedback to the board. In addition, the board is kept informed of shareholder perceptions after road shows.

NOTEWORTHY ACTION

BUILDING RELATIONSHIPS WITH STAKEHOLDERS

The board interacts with many of our key stakeholders during the course of the year. This, we believe, is important – our relationships are central to our business and our strategy. Insight into these relationships improve board members’ ability to fulfil their roles appropriately.

During the year under review the board spent time with our employees during site visits to the operations and met members of the communities at various events, such as the launch of a sports centre sponsored by Harmony.

In addition, the chief executive officer and financial director had direct contact with investors through road shows, while the whole board interacted with shareholders at the annual general meeting. The chief executive officer engages with the greater industry through the Chamber of Mines.

To sustain our business, we need to ensure our balance sheet remains strong and flexible. The board undertakes quarterly reviews of our financial performance, while the executive management team reviews our operational results on a weekly basis. If the company was found to be in financial distress, the board would consider the appropriate mechanisms to address this. Ordinarily, the board uses these quarterly reviews to perform solvency and liquidity tests to support the going concern statement, in line with the provisions of the Companies Act.

In line with the International Integrated Reporting Council guidelines, the board reviews and approves this integrated report as part of its annual duties. The audit and risk committee makes a final recommendation to the board for consideration.

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CORPORATE GOVERNANCE CONTINUED

The board conducts an evaluation of the performance of the chief executive officer in line with set criteria. The board also evaluates succession plans for the chief executive officer and executive management annually to ensure a continuation of skills and expertise for the future.

BOARD COMMITTEES

In order to focus on our priorities, particular responsibilities have been delegated to board committees in terms of the board delegation of authority and the committees’ terms of reference. These committees do not abdicate the board’s overall responsibility but rather serve to support the board in executing that responsibility. At each board meeting, the committee chairmen report on the activities of their respective committees and make recommendations on key decisions. Some duties are further delegated to the chief executive officer and financial director who, in turn, delegate some of these responsibilities to Exco and management, who are closer to the operations. A clear line of communication is in place to ensure these responsibilities are well managed, underpinning our value of accountability.

Each board committee comprises board members with the skills and expertise that suit its portfolio, allowing committee members to apply their minds and make well-considered recommendations to the board. Minutes of each committee meeting are included in the board packs distributed prior to board meetings to provide context to deliberations at committee meetings. To ensure board members are able to fully consider what they need to within these committees, and on the board, each director has unrestricted access to the advice and services of senior management, allowing them insight into the business, as well as full access to company and subsidiary information, records, documents and property. Our non-executive directors are encouraged to visit our operations and attend management meetings to get a sense of how they are run. However, they remain independent, allowing management to fulfil their duties fully. If they feel it is necessary, our board members can request independent, professional advice at the company’s expense.

Audit and risk committee

Members

•	John Wetton* (chairman)

•	Fikile De Buck*

•	Modise Motloba*

•	Simo Lushaba*

•	Karabo Nondumo*

*	independent non-executive

Description of expertise and experience

•	Accounting experience, experience in investment banking, treasury services and fund management

•	Roles on various other boards, as well as industry bodies

•	Governance experience

•	Knowledge of business development around Africa

•	Previous roles as chief financial officer, external auditor, therefore a good understanding of company finances, risk, processes and controls

Primary functions:

•	Monitors the operation of an adequate system of internal control and control processes

•	Monitors the preparation of accurate financial reporting and statements in compliance with all applicable legal and corporate governance requirements and accounting standards

•	Monitors risk management and ensures the significant risks identified are appropriately addressed and supports the board in its responsibilities for governance of risk.

Key activities and actions in FY14

For the actions of the audit and risk committee in FY14 refer to the committee’s report on page 173.

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Investment committee

Members

•	Simo Lushaba* (chairman)

•	Ken Dicks*

•	Cathie Markus*

•	Vishnu Pillay*

•	John Wetton*

•	André Wilkens

*	independent non-executive

Description of expertise and experience

•	Hold roles on other boards

•	Experience in entrepreneurship and business development

•	Extensive knowledge of the mining, legal and financial industries

•	This combination of skills equips the investment committee with knowledge of what reasonable returns on investments are and a thorough understanding of the investment process, as well as insight into what investors want

Primary functions

•	Considers projects, acquisitions and disposals in line with Harmony’s strategy and ensures due diligence procedures are followed

•	Conducts other investment-related functions designated by the board

Key activities and actions in FY14

•	Reviewed and recommended the budget and business plans for the financial year 2014

•	Considered whether the company could afford a proposed distribution, taking into account the company’s cash flow, current and future projects

•	Considered investments, proposals or acquisitions in line with the board’s approved delegation of authority

•	Reviewed the delegation of authority

Nomination committee

Members

•	Fikile De Buck* (chairman)

•	Joaquim Chissano*

•	Patrice Motsepe

•	Modise Motloba*

•	Mavuso Msimang*

*	independent non-executive

Description of expertise and experience

•	Experience in the mining, financial, accounting and legal industries

•	Extensive experience in management and leadership roles

•	Understanding of Harmony, and its needs, as well as of the requirements of being on a board

•	This insight allows the committee to find and nominate individuals who will add value to our Harmony board in the areas that we require

Primary functions

•	Ensures procedures governing board appointments are formal and transparent

•	Makes recommendations to the board on all new board appointments

•	Reviews succession planning for directors and other members of the executive team and oversees the board’s self-assessment process

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CORPORATE GOVERNANCE CONTINUED

Nomination committee continued

Key activities and actions in FY14

•	Reviewed and recommended directors for re-election who are retiring by rotation in terms of the company’s memorandum of incorporation

•	Reviewed the composition, structure and size of the board and board committees

•	Considered the positions of the chairman of the board, the deputy chairman of the board and the lead independent director

•	Reviewed the independence of non-executive directors (especially independent non-executives serving on the board for longer than nine years)

•	Reviewed and recommended succession plans for the board, the chairman of the board, the chief executive officer and executive management

Remuneration committee

Members

•	Cathie Markus* (chairman)

•	Fikile De Buck*

•	Simo Lushaba*

•	Karabo Nondumo*

•	John Wetton*

•	André Wilkens

*	independent non-executive

Description of expertise and experience

•	Experience in accounting, remuneration and financial management roles, as well as legal and mining experience, allowing members to ensure our remuneration is aligned to industry standards, best practice and legislation

•	Knowledge of the duties and responsibilities of board and executive positions, allowing realistic key performance indicators to be related to remuneration

Primary functions

•	Ensures directors and executive managers are fairly rewarded for their contribution to Harmony’s performance

•	Assists the board in monitoring, reviewing and approving Harmony’s compensation policies and practices, and in administering its share incentive schemes

•	Operates as an independent overseer of the group remuneration policy and makes recommendations to the board for final approval

Key activities and actions in FY14

•	Reviewed and recommended the remuneration policy to the board for inclusion in the notice to the annual general meeting as a non-binding advisory resolution by shareholders (www.har.co.za/14/HAR-RS.pdf)

•	Reviewed and recommended the remuneration report to be included in the integrated annual report (page 166)

•	Reviewed and recommended the non-executive directors fees to the board for the shareholders’ consideration and approval (page 170)

•	Reviewed and recommended executive directors and executive management’s annual salary increases (page 170)

•	Reviewed and approved the annual salary increases of the company secretary and the head of internal audit (page 170)

•	Reviewed a comprehensive benchmark on incentive schemes in the industry and found the company’s incentive schemes to be adequate and in the best interest of the company. In line with such benchmark, the committee made recommendations to the board with regard to the executive short term and long term incentive scheme key performance indicators and parameters (page 166)

The details of these activities are contained in the report of this committee, which can be found on page 166.

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Social and ethics committee

Members

•	Modise Motloba* (chairman)

•	Joaquim Chissano*

•	Fikile De Buck*

•	Cathie Markus*

•	Mavuso Msimang*

•	John Wetton*

*	independent non-executive

Description of expertise and experience

•	Proven experience in the fields of sustainable and business development in Africa, community affairs, government relations, the drafting and implementing of charters, international relations and global leadership

•	This collection of experience brings with it the skills and relationships necessary to ensure Harmony can make a meaningful change through its social development and transformation work. In addition, it also adds weight to the committee’s ability to enforce the code of ethics within Harmony

Primary functions

•	Oversees policy and strategies pertaining to occupational health and employee well-being, environmental management, corporate social responsibility, human resources and ethics

•	Monitors implementation by the management team and executives for each discipline

•	Assesses compliance of the company against relevant regulations relating to various disciplines

•	Reviews material issues in each discipline to evaluate their relevance in the reporting period, and to identify additional material issues that warrant reporting, including sustainability related key performance indicators and levels of assurance

Key activities and actions in FY14

•	Reviewed and recommended the social and ethics committee report to be included in the integrated annual report

•	Reviewed and considered the social, economic and environmental issues affecting the company’s business

•	Reviewed and considered the effect the company’s operations have had on the economic, social and environmental wellbeing of the community; as well as significant risks within the ambit of the committee’s responsibilities

•	Approved material elements of sustainability reporting over which the external assurance provider provided assurance

•	Considered and monitored the company’s employment relationships

The report of this committee can be found on page 14.

Technical committee

Members

•	André Wilkens (chairman)

•	Ken Dicks*

•	Cathie Markus*

•	Vishnu Pillay*

•	Karabo Nondumo*^

*	independent non-executive
^	appointed 5 May 2014

Description of expertise and experience

•	Decades of experience in the mining industry, particularly in gold, in mining technology and mining engineering

•	Strong research skills

•	This experience allows members to fully grasp the technical challenges facing Harmony and lend their knowledge to the tasks required of them

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CORPORATE GOVERNANCE CONTINUED

Technical committee continued

Primary functions

•	Provides a platform to discuss strategy, performance against targets, operational results, projects and safety

•	Informs the board of key developments, progress against objectives and the challenges facing operations

•	Reviews strategic plans before recommending to the board for approval

•	Provides technical guidance and support to management

Key activities and actions in FY14

•	Monitored exploration in South Africa and Papua New Guinea

•	Monitored all South African and Papua New Guinea operations

•	Reviewed and recommended to the board the annual budget and business plans of the company

•	Monitored safety across all operations

During the review period, the majority of members of all board committees were independent non-executive directors. All board committees were chaired by an independent non-executive director, except for the technical committee chaired by André Wilkens (a non-independent non-executive director). The board is confident that André’s leadership as chairman of the technical committee is in the best interest of the company, based on his extensive knowledge of the specific areas of responsibilities of that committee.

	Board	Audit and risk	Nomination	Remuneration	Technical	Investment	Social and ethics
Number of meetings	5	6	4	4	8	4	5
Patrice Motsepe (chairman)	5	—	4	—	—	—	—
Modise Motloba (deputy chairman)	5	6	3	—	—	—	5
Joaquim Chissano	3	—	2	—	—	—	2
Fikile De Buck	4	5	4	4	—	—	5
Ken Dicks	5	—	—	—	8	4	—
Simo Lushaba	4	5	—	4	—	4	—
Cathie Markus	5	—	—	4	7	4	5
Mavuso Msimang	5	—	4	—	—	—	4
Karabo Nondumo	5	6	—	4	—	—	—
Vishnu Pillay	5	—	—	—	8	4	—
John Wetton	5	6	—	4	—	4	5
André Wilkens	5	—	—	4	8	4	—
Graham Briggs	5	—	—	—	—	—	—
Frank Abbott	5	—	—	—	—	—	—
Mashego Mashego	5	—	—	—	—	—	—

– Not applicable

COMPANY SECRETARY

In terms of section 3.84(i) & (j) of the Johannesburg Stock Exchange Listings Requirements, the board has, on recommendation from the nomination committee, considered the performance, qualifications, level of experience and competence of the company secretary. The board is satisfied that Riana Bisschoff is sufficiently competent, qualified and experienced to act as Harmony’s company secretary. The board is further satisfied that Riana is not a director of the board or any of the company’s subsidiaries and that she maintained an arm’s-length relationship with the board during the year under review. Riana’s short curriculum vitae is included in the King III compliance report on our website.

BOARD EVALUATION

The board conducts annual self-assessments of its own performance, as well as that of its board committees, individual directors and the chairman. The audit firm, KPMG, assists with this, adding independence to the process. From this process, a full report of the findings and recommendations is drawn up, and the board implements any changes necessary during the following financial year. The administrative recommendations made during the FY14 assessment process will be addressed during FY15.

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CORPORATE GOVERNANCE CONTINUED

LEGISLATIVE COMPLIANCE

Relative Global Reporting Initiative indicators: G4-SO7, G4-SO8

One of the duties of the board is to ensure that Harmony complies with all applicable laws, in both South Africa and Papua New Guinea, and that it adheres to non-binding rules, codes and standards.

During FY14 we held a workshop, attended by all departmental heads and relevant people, to review the regulatory framework that governs our business.

A comprehensive formal compliance strategy will be drafted during FY15 which will then be the framework for an overriding, renewed monitoring system.

Harmony paid no significant fines in any of its areas of operation and had no actions brought against it for anti-competitive behaviour, or for anti-trust or monopoly practices during FY14. For more on this see page 14 for the social and ethics committee report and page 173 for the audit and risk committee report.

Given the importance of public policy and our strategic objective of maintaining our licence to operate, we have increased our engagement in recent years with the South African government on policy, often through the Chamber of Mines. One such example is the engagement we had, through the Chamber of Mines, on the proposed amendments to the Mineral and Petroleum Resources Development Act during the year under review.

We have also engaged with Eskom and the energy regulator on issues that could have an impact on our operations, such as security of supply, the cost of electricity and potential carbon taxes.

ROTATION OF DIRECTORS

As laid out in King III and Harmony’s memorandum of incorporation, one-third of the board’s non-executive directors must retire from office at the next annual general meeting. These will be the non-executive directors who have been in office the longest since their last election. Further, those directors appointed following the last annual general meeting are also expected to stand down for election by shareholders following their respective appointments.

In line with this, the directors who will retire at this year’s annual general meeting are:

•	Ken Dicks

•	Simo Lushaba

•	Mavuso Msimang

•	John Wetton

Their curriculum vitae are available on pages 20 to 24.

CODE OF ETHICS

Relative Global Reporting Initiative indicators: G4-S05

Developed to respond to the challenge of ethical conduct in the business environment, our code of ethics commits Harmony, our employees and our contractors to the highest moral standards, free from conflicts of interest. Over the past few years we have done extensive work in enshrining our five values – safety, accountability, achievement, connectedness and honesty – into everyday behaviour at Harmony, through constructive employee engagement. These values underpin our code of ethics, and the close link between the two also aligns our code of ethics to our strategy.

Every second year the board reviews the code of ethics, while its application within Harmony is continually monitored by management. Our ethics programme is also subject to independent assurance as part of the internal audit coverage plan.

Our ethics committee, established eight years ago, monitors the ethical culture and integrity of Harmony. It also assesses declarations of interest in terms of the code and provides feedback to the executive committee, which then reports to the board’s social and ethics committee. As a result, ethics are discussed and examined at every level of management within the company.

In September 2013 the board reviewed the code of ethics and made a number of changes to it. One of the most obvious changes was to adjust the language, making it easier to read and understand. Because the code needs to be adhered to by all employees it is essential that it is made accessible. Other changes included highlighting specific legislation Harmony may be subjected to, adding a definition for sustainable development, imposing a value limit for gifts and updating the whistle-blowing contact details and channels of communication. The code was also adjusted to re-emphasise the responsibility each employee has to disclose any criminal or unethical conduct they have encountered in the workplace. This helps to entrench the code at all levels of the company.

The code of ethics encourages employees and other stakeholders to report incidents of suspected irregularities. This can be done anonymously through a 24-hour crime line (which is managed by external auditing specialists), as well as other channels. All incidents reported are investigated and monitored by the white-collar crime committee. The identity of any employee or stakeholder who reports non-compliance with the code of ethics is protected.

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CORPORATE GOVERNANCE CONTINUED

In FY14, there were 119 reported irregularities (FY13: 100), which included corruption, fraud, bribery, non-compliance with policies and theft. Of these, 52 were finalised, of which 20 were unfounded and 21 dismissed. Appropriate action was taken against 10 transgressors. One transgressor was found not to be an employee and was referred to the supplier concerned for appropriate action. At year end, 67 of the 119 reported irregularities were still being investigated.

RESTRICTIONS ON SHARE DEALINGS

During price-sensitive periods, our employees and directors are prohibited from dealing in Harmony shares. Written notice of these restricted periods is communicated with employees and directors by the company secretary. In terms of regulatory and governance standards, directors and employees are required to disclose any dealings in Harmony shares in accordance with the Johannesburg Stock Exchange Listings Requirements. The clearance procedure for directors to deal in Harmony shares is regulated by the company’s policy on trading in shares and insider trading.

INFORMATION TECHNOLOGY GOVERNANCE

The board recognises that information technology is integral to doing business today, and fundamental in supporting the sustainability and growth of our company. Accordingly, the focus of our information technology division is ensuring accurate, reliable and timely information that supports effective reporting and appropriate management of our business to enable Harmony to achieve its sustainability objectives.

The audit and risk committee monitors the return on investment from significant information technology projects. Information technology management ensures the key elements of appropriate project management principles are applied to all information technology projects and, as reported previously, a management information technology steering committee has oversight of various information technology aspects, including governance, compliance and business continuity.

Formal processes are in place to protect and manage information, including sensitive information processed by the company.

POLITICAL DONATIONS

Relative Global Reporting Initiative indicators: G4-SO6

Harmony has a policy on political donations. We made no political donations for the year under review.

SARBANES-OXLEY

In line with New York Stock Exchange listing requirements, we comply with the Sarbanes-Oxley Act. Details of this compliance and relevant processes can be found in our Form 20-F for FY14, which is available at www.harmony.co.za/investors/reporting/20f from 23 October 2014.

ACCESS TO INFORMATION

Harmony complies with the Promotion of Access to Information Act 2000, which protects the constitutional right to information that is required to exercise or protect a right. The purpose of this legislation is to foster a culture of transparency and accountability in both public and private bodies, and to promote a society in which all South Africans are enabled to enjoy their rights. For more on this see our website: http://www.harmony.co.za/sustainability/governance#policies

HUMAN RIGHTS

Relative Global Reporting Initiative indicators: G4-HR1, G4-LA14, G4-HR3, G4-HR9, G4-HR10, G4-HR12, G4-SO3, G4-S03

Harmony recognises that human rights should be integrated into all we do and, through the entrenchment of our values, we endeavour to do this every day.

In line with the Companies Act, the social and ethics committee’s responsibilities include the monitoring of the company’s standing in terms of the goals and purposes of the ten principles set out in the United Nations Global Compact Principles. The United Nations Global Compact asks companies to embrace, support and enact, within their sphere of influence, a set of core values in the areas of human rights, labour standards, the environment and anti-corruption. The social and ethics committee monitors this as part of the various reports submitted to them in terms of their annual work plan.

We also acknowledge that human rights cannot be limited to how we conduct our business, but rather need to be considered when investigating other companies along our supply chain. We screen prospective suppliers on their level of legal compliance and compare their business practices to our Code of Ethics. This ensures that they behave in a way that Harmony believes is appropriate.

During the year under review we did not identify any human rights impacts in our supply chain or terminate any relationships on this basis. Harmony had no human rights grievances during the year under review.

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